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                                                                    Exhibit 23.3



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated June 30, 2005, except for Note 17(1) as to which the date is August 25, 2005, and Note 17(6), as to which the date is November 22, 2005 and Note 17(7), as to which the date is November 25, 2005 relating to the consolidated financial statements of Euroseas Ltd. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the financial statement schedule of Euroseas Ltd. appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
December 5, 2005